UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2011

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On December 21, 2011, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) contributed its ownership interest in a shopping center located in Glen Burnie, Maryland (“Burwood Village Center”) to PECO-ARC Institutional Joint Venture I, L.P., the joint venture formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and a wholly owned subsidiary of the Company (the “Joint Venture”). The contribution value of Burwood Village Center (defined as the property’s gross asset value) is $17.0 million.

In exchange for the contribution of Burwood Village Center to the Joint Venture, the Company received partnership units in the Joint Venture. As a result of the contribution of Burwood Village Center, the Company holds an approximate 54% interest in the property, while the CBRE Global Investors hold an approximate 46% interest in the property. In conjunction with the contribution of Burwood Village Center, the CBRE Global Investors contributed $3.1 million in cash to the Joint Venture. This $3.1 million is expected to be used in connection with future acquisitions by the Joint Venture. The Company, through a wholly owned subsidiary, serves as the general partner and controls the management of the Joint Venture. As a result of the contribution of Burwood Village Center to the Joint Venture, the Company will only be entitled to its pro rata share of the income generated by the property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: December 22, 2011	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer